Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Second Quarter 2018 Results

Westlake Village, CA, August 2, 2018 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $30.2 million, or $0.47 per common share on a diluted basis, for the second quarter of 2018, on net investment income of $83.0 million. PMT previously announced a cash dividend for the second quarter of 2018 of $0.47 per common share of beneficial interest, which was declared on June 27, 2018, and paid on July 30, 2018.

Second Quarter 2018 Highlights

Financial results:

•	Net income attributable to common shareholders of $30.2 million, up from $22.0 million in the prior quarter
•	Diluted earnings per common share of $0.47, up 34 percent from the prior quarter
•	Net investment income of $83.0 million, up 10 percent from the prior quarter
•	Book value per common share of $20.27 at June 30, 2018, up from $20.24 at March 31, 2018
•	Annualized return on average common equity of 10 percent, up from 7 percent for the prior quarter[1]

Investment activities and correspondent production results:

•	Continued investment in GSE credit risk transfer (CRT) and mortgage servicing rights (MSRs) resulting from PMT’s Correspondent Production business
o	Correspondent production from nonaffiliates related to conventional conforming loans totaled $5.4 billion in unpaid principal balance (UPB), up 28 percent from the prior quarter
o	CRT deliveries totaled $3.9 billion in UPB

[1]

   Annualized return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period.

▪

Deliveries into our fourth CRT transaction with Fannie Mae totaled $2.3 billion in UPB which is expected to result in approximately $82 million of new CRT investments upon settlement, which is expected in the third quarter

▪

Entered into an agreement to acquire REMIC CRT securities from Fannie Mae and delivered $1.5 billion in UPB of loans subject to this agreement resulting in a firm commitment to purchase $58 million of CRT securities

o	Added $65 million in new MSR investments

Notable activity after quarter end:

•	Entered into an agreement to sell $99 million in UPB of performing loans from the distressed portfolio[2]

“Our earnings this quarter reflect the strong returns from our investments in CRT and our Interest Rate Sensitive Strategies,” said President and CEO David Spector. “Strong contributions from these investment strategies were offset somewhat by underperformance in our legacy distressed mortgage loan portfolio, which represents a substantially smaller percentage of our equity allocation versus a year ago and should decrease in the third quarter as we complete the expected sale of a pool of performing loans from the portfolio. Despite the competitive mortgage market environment, our Correspondent Production business performed well, with higher volumes while creating new CRT and MSR investments. We also began CRT deliveries to Fannie Mae to be included in a new REMIC structure, which is more tax-efficient and is expected to allow more of our correspondent production to be placed into CRT investments.”

[2]

   This transaction is subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of the transaction or that the transaction will be completed at all.

The following table presents the contributions of PMT’s segments, consisting of Correspondent Production, Credit Sensitive Strategies, Interest Rate Sensitive Strategies, and Corporate:

	Quarter ended June 30, 2018
	Correspondent production	Credit sensitive strategies	Interest rate sensitive strategies	Corporate	Total
	(in thousands)
Net investment income:
Net gain (loss) on investments
Mortgage loans at fair value	$-	$(4,701)	$-	$-	$(4,701)
Mortgage loans held by variable interest entity net of asset-backed secured financing	-	-	176	-	176
Mortgage-backed securities	-	242	(9,103)	-	(8,861)
CRT Agreements	-	38,496	-	-	38,496
Hedging derivatives	-	-	(1,121)	-	(1,121)
Excess servicing spread investments	-	-	1,520	-	1,520
	-	34,037	(8,528)	-	25,509
Net gain on mortgage loans acquired for sale	4,714	4,428	-	-	9,142
Net mortgage loan servicing fees	-	16	27,570	-	27,586
Net interest income (expense)
Interest income	17,822	8,751	25,422	349	52,344
Interest expense	(10,533)	(9,443)	(20,089)	-	(40,065)
	7,289	(692)	5,333	349	12,279
Other income (loss)	8,895	(420)	-	-	8,475
	20,898	37,369	24,375	349	82,991
Expenses:
Mortgage loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	14,559	1,172	8,259	-	23,990
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	5,728	5,728
Other	1,823	3,544	(285)	5,905	10,987
	16,382	4,716	7,974	11,633	40,705
Pretax income (loss)	$4,516	$32,653	$16,401	$(11,284)	$42,286

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from distressed mortgage loans, CRT, and non-Agency subordinated bonds. Pretax income for the segment was $32.7 million on revenues of $37.4 million, compared with pretax income of $3.6 million on revenues of $10.6 million in the prior quarter.

Net gain on investments was $34.0 million, an increase of 174 percent from the prior quarter.

Net gain on CRT investments was $38.5 million, compared to $22.6 million in the prior quarter.  Returns on CRT investments in the second quarter benefitted from ongoing capital deployment into new CRT investments and continued strong credit markets.

PMT’s distressed mortgage loan portfolio generated realized and unrealized losses totaling $4.7 million, compared with realized and unrealized losses of $10.0 million in the prior quarter.  Losses in the second quarter included a $5.8 million reduction in fair value due to an increase in investor yield requirements. Fair value losses on performing loans in the distressed portfolio were $4.4 million while fair value losses on nonperforming loans were $0.4 million.

The schedule below summarizes the (losses) gains on distressed mortgage loans:

	Quarter ended
	June 30, 2018	March 31, 2018	June 30, 2017
	(in thousands)
Valuation changes:
Performing loans	$(4,437)	$(4,169)	$15,466
Nonperforming loans	(409)	(5,102)	(15,750)
	(4,846)	(9,271)	(284)
Gain on payoffs	561	235	1,348
(Loss) gain on sale	(416)	(915)	(34)
	$(4,701)	$(9,951)	$1,030

The Credit Sensitive Strategies segment includes net gain on mortgage loans acquired for sale of $4.4 million, which represents the value of a commitment to acquire the CRT security under the new REMIC structure.

Net interest expense for the segment totaled $0.7 million, compared to $0.5 million in the prior quarter.  Interest income totaled $8.8 million, a 14 percent decrease from the prior quarter, driven by a decrease in capitalized interest due to reduced loan modification activity and fewer performing loans in the distressed loan portfolio resulting from its ongoing liquidation.  Interest expense totaled $9.4 million, down 11 percent from the prior quarter, driven by lower financing costs related to the ongoing reduction of the distressed loan portfolio and real estate acquired upon settlement of loans (REO).

Other investment losses were $0.4 million, compared with $1.4 million in the prior quarter driven by the ongoing liquidation of the REO properties.  At quarter end, PMT’s inventory of REO properties totaled $109.3 million, down from $141.5 million at March 31, 2018.

Segment expenses were $4.7 million, a 33 percent decrease from the prior quarter, driven by a reduction in mortgage loan servicing fees paid to PennyMac Financial Services, Inc. (NYSE: PFSI) which in the prior quarter included activity fees related to the settlement of a bulk distressed loan sale.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, excess servicing spread (ESS), Agency mortgage-backed securities (MBS), and non-Agency senior MBS and interest rate hedges. Pretax income for the segment was $16.4 million on revenues of $24.4 million, compared with pretax income of $37.8 million on revenues of $45.8 million in the prior quarter. The segment includes investments that typically have offsetting exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs and ESS typically gain in value whereas Agency MBS typically decline in value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as the associated expenses.

Net loss on investments for the segment totaled $8.5 million, primarily consisting of $9.1 million of losses on MBS and $1.1 million of losses on hedging derivatives, partially offset by $1.5 million in gains on ESS.

Net interest income for the segment was $5.3 million, compared to $2.1 million in the prior quarter.  Interest income totaled $25.4 million, a 31 percent increase from the prior quarter, primarily driven by growth in the MBS portfolio.  Interest expense totaled $20.1 million, a 16 percent increase from the prior quarter due to financing costs related to the increase in MBS investments and the issuance of a term note secured by MSRs in April.

Net mortgage loan servicing fees were $27.6 million, down from $56.1 million in the prior quarter. Net mortgage loan servicing fees included $48.7 million in servicing fees and $1.9 million in ancillary and other fees, reduced by $28.0 million in realization of MSR cashflows. Net mortgage loan servicing fees also included a $16.1 million increase in the value of MSRs, $11.4 million of related hedging losses and $0.4 million of MSR recapture income. PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate-sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net mortgage loan servicing fees:

	Quarter ended
	June 30, 2018	March 31, 2018	June 30, 2017
		(in thousands)
From non-affiliates:
Servicing fees[1]	$48,667	$48,732	$39,705
Ancillary and other fees	1,859	1,703	1,379
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(27,997)	(26,639)	(2,304)
Other	16,083	52,612	(2,096)
	(11,914)	25,973	(4,400)
Carried at lower of amortized cost or fair value:
Amortization	-	-	(19,523)
Additions to impairment valuation allowance	-	-	(4,089)
Gains (losses) on hedging derivatives	(11,438)	(20,848)	2,391
	(23,352)	5,125	(25,621)
	27,174	55,560	15,463
From PFSI-MSR recpature income	412	595	234
Net mortgage loan servicing fees	$27,586	$56,155	$15,697

1Includes contractually specified servicing fees, net of Agency guarantee fees.

Before January 1, 2018, PMT carried the majority of its MSRs at the lower of amortized cost or fair value.  Beginning January 1, 2018, the Company elected to account for all MSRs at fair value prospectively.

MSR valuation gains were primarily driven by higher mortgage rates, resulting in expectations for lower prepayment activity in the future.  ESS valuation gains also benefitted from higher mortgage rates and include recapture income totaling $0.6 million from PFSI for prepayment activity during the quarter.  When prepayment of a loan underlying PMT’s ESS results from refinancing by PFSI, PMT generally benefits from recapture income.

Segment expenses were $8.0 million, a 1 percent decrease from the prior quarter, driven by a decrease in other expenses.

Correspondent Production Segment

PMT acquires newly originated mortgage loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and CRT related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $4.5 million versus $6.6 million in the prior quarter.

Through its correspondent production activities, PMT acquired $15.0 billion in UPB of loans and issued interest rate lock commitments totaling $16.2 billion in the second quarter, compared with $13.1 billion and $13.6 billion, respectively, in the prior quarter.  Of the correspondent acquisitions, conventional conforming acquisitions from nonaffiliates totaled $5.4 billion, and government-insured or guaranteed acquisitions totaled $9.5 billion, compared with $4.2 billion and $8.8 billion, respectively, in the prior quarter.

Segment revenues were $20.9 million, a 10 percent increase from the prior quarter. Segment revenues included a net gain on mortgage loans of $4.7 million, other income of $8.9 million, which primarily consists of volume-based origination fees, and net interest income of $7.3 million. Net gain on mortgage loans acquired for sale in the quarter decreased 38 percent from the prior quarter, driven by a highly competitive mortgage market that resulted in reduced production margins, partially offset by the increase in acquisition volumes.  Net interest income increased 67 percent from the prior quarter primarily driven by the increase in production volumes and incentives which the Company is currently entitled to receive under one of its master repurchase agreements to finance mortgage loans that satisfy certain consumer relief characteristics.

Segment expenses were $16.4 million, up 32 percent from the prior quarter, primarily driven by a $2.6 million dollar increase in fulfillment fee expenses driven by the increase in conventional correspondent production volume.  The weighted average fulfillment fee rate in the second quarter was 27 basis points, down slightly from 28 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $349,000, up from $200,000 in the prior quarter.

Management fees were $5.7 million, up 1 percent from the prior quarter, resulting from an increase in PMT’s shareholders’ equity.  No incentive fees were paid in the second quarter.

Other segment expenses were $5.9 million compared with $4.7 million in the prior quarter, driven by an increase in the value of outstanding incentive-based compensation awards resulting from PMT’s higher common share price.

Taxes

PMT recorded income tax expense of $5.9 million compared with $9.7 million of expense in the prior quarter, resulting from a reduced income contribution from strategies that generate taxable income.

***

Executive Chairman Stanford L. Kurland concluded, “Our earnings this quarter reflect the ongoing work to transition our equity allocation more toward organic investments in GSE credit risk transfer and mortgage servicing rights generated by our Correspondent Production business.  As we continue to redeploy capital resulting from the resolution of our distressed investments into CRT and MSRs, we expect to see higher returns for PMT.  We believe investors are showing confidence in PMT’s return potential as reflected in the performance of our common shares this year.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:10 p.m. (Pacific Daylight Time) on Thursday, August 2, 2018.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT.” PMT is externally managed by PNMAC Capital Management, LLC, a controlled subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; our exposure to market risk and declines in credit quality and credit spreads; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to mitigate cybersecurity risks and cyber incidents; our exposure to risks of loss with real estate investments resulting from adverse weather conditions and man-made or natural disasters;  our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; our ability to make distributions to our shareholders in the future; and our organizational structure and certain requirements in our charter documents.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2018	March 31, 2018	June 30, 2017
	(in thousands except share information)
ASSETS
Cash	$63,035	$102,167	$69,893
Short-term investments	39,484	71,044	77,366
Mortgage-backed securities at fair value	1,698,322	1,436,456	1,065,540
Mortgage loans acquired for sale at fair value	1,790,518	1,115,534	1,318,603
Mortgage loans at fair value	749,445	779,489	1,527,812
Excess servicing spread purchased from PennyMac Financial Services, Inc.	229,470	236,002	261,796
Firm commitment to purchase credit risk transfer security at fair value	4,426	-	-
Derivative assets	133,239	122,518	73,875
Real estate acquired in settlement of loans	109,271	141,506	207,034
Real estate held for investment	46,431	45,790	40,316
Mortgage servicing rights	1,010,507	957,013	734,800
Servicing advances	53,340	63,352	67,172
Deposits securing credit risk transfer agreements	651,204	622,330	503,108
Due from PennyMac Financial Services, Inc.	4,010	313	5,013
Other assets	94,147	96,972	57,916
Total assets	$6,676,849	$5,790,486	$6,010,244
LIABILITIES
Assets sold under agreements to repurchase	$3,780,204	$3,408,283	$3,497,999
Mortgage loan participation and sale agreements	87,751	-	38,345
Notes payable	445,062	-	159,980
Asset-backed financing of a variable interest entity at fair value	287,719	296,982	329,459
Exchangeable senior notes	247,759	247,471	246,629
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	138,582	142,938	150,000
Interest-only security payable at fair value	7,652	7,796	6,577
Derivative liabilities	3,446	3,636	8,856
Accounts payable and accrued liabilities	58,612	63,196	74,253
Due to PennyMac Financial Services, Inc.	19,661	27,356	17,725
Income taxes payable	47,289	42,321	14,892
Liability for losses under representations and warranties	7,625	8,249	10,697
Total liabilities	5,131,362	4,248,228	4,555,412
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	299,707	299,707	46
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 60,950,754, 60,882,954, and 66,842,495 common shares, respectively	610	609	668
Additional paid-in capital	1,282,971	1,281,115	1,489,116
Accumulated deficit	(37,801)	(39,173)	(34,998)
Total shareholders' equity	1,545,487	1,542,258	1,454,832
Total liabilities and shareholders' equity	$6,676,849	$5,790,486	$6,010,244

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	June 30, 2018	March 31, 2018	June 30, 2017
	(in thousands, except per share amounts)
Net investment income
Net gain on mortgage loans acquired for sale
From nonaffiliates	$6,251	$4,986	$14,088
From PennyMac Financial Services, Inc.	2,891	2,641	3,204
	9,142	7,627	17,292
Mortgage loan origination fees	8,850	7,037	10,467
Net gain (loss) on investments:
From nonaffiliates	23,989	(7,733)	33,477
From PennyMac Financial Services, Inc.	1,520	7,751	(5,885)
	25,509	18	27,592
Net mortgage loan servicing fees
From nonaffiliates	27,174	55,560	15,463
From PennyMac Financial Services, Inc.	412	595	234
	27,586	56,155	15,697
Interest income:
From nonaffiliates	48,434	37,046	48,020
From PennyMac Financial Services, Inc.	3,910	3,934	4,366
	52,344	40,980	52,386
Interest expense:
To nonaffiliates	38,167	32,840	36,401
To PennyMac Financial Services, Inc.	1,898	1,976	2,025
	40,065	34,816	38,426
Net interest income	12,279	6,164	13,960
Results of real estate acquired in settlement of loans	(2,297)	(3,226)	(3,465)
Other	1,922	1,898	2,416
Net investment income	82,991	75,673	83,959
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	14,559	11,944	21,107
Mortgage loan servicing fees1	9,431	11,019	10,099
Management fees	5,728	5,696	5,638
Professional services	1,757	1,319	2,747
Real estate held for investment	1,301	1,438	1,353
Compensation	2,220	1,268	1,959
Mortgage loan origination	1,572	272	1,993
Mortgage loan collection and liquidation	1,923	2,229	3,338
Other	2,214	2,650	3,899
Total expenses	40,705	37,835	52,133
Income before provision for income taxes	42,286	37,838	31,826
Provision for income taxes	5,861	9,652	3,046
Net income	36,425	28,186	28,780
Dividends on preferred shares	6,234	6,234	2,336
Net income attributable to common shareholders	$30,191	$21,952	$26,444
Earnings per common share
Basic	$0.49	$0.36	$0.39
Diluted	$0.47	$0.35	$0.38
Weighted-average common shares outstanding
Basic	60,903	60,761	66,761
Diluted	69,370	69,875	75,228
Dividends declared per common share	$0.47	$0.47	$0.47

1 Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights